EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                   (unaudited)

                           (In millions except ratio)



                                                                   Six Months
                                                                      Ended
                                                                  July 1, 1995
Fixed charges:
  Interest expense (1)                                                 $411
  Estimated interest portion of rents                                    21

    Total fixed charges                                                $432



Income:
  Income before income taxes                                           $390
  Elimination of minority interest in pretax income of Paul Revere      (9)
  Fixed charges                                                         432

    Adjusted income                                                    $813



Ratio of income to fixed charges                                       1.88


(1) Includes interest unrelated to borrowings of $19 million (primarily interest accretion).